UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009

Senomyx, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2009 Named Executive Officer Base Salary and Stock Option Grants

On February 5, 2009, the Compensation Committee of our Board of Directors approved increases in base salary and the grant of additional stock options for our executive officers.  The total number of stock options granted to each individual was determined based on the individual’s 2008 performance and also reflects a decision by the Compensation Committee to provide additional long-term retention incentive for the continuation of service of our executive officers.  The following table sets forth 2009 base salaries and the number of shares underlying the stock option grants:

Name	2009 Base Salary	Stock Options
Kent Snyder	$480,000	349,900
Mark J. Zoller, Ph.D.	$334,000	174,000
John Poyhonen	$318,000	156,300
Sharon Wicker	$308,000	146,700
David Berger	$287,000	148,900

The stock options described above (i) were granted effective as of February 16, 2009 pursuant to our 2004 Equity Incentive Plan, (ii) terminate ten years after February 16, 2009 or earlier in the event the optionholder’s service to us is terminated and (iii) have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Stock Market on February 13, 2009.  Subject to the optionholder’s continued service to us, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the date of grant, and the remaining shares vest monthly over the following three years; subject to suspension of vesting during periods of certain extended leaves.

Incentive Cash Bonuses

Our Board of Directors annually establishes corporate goals for the ensuing fiscal year.  The Compensation Committee also establishes individual goals each year for the executive officers.  In connection with these goals, the Compensation Committee establishes a maximum incentive cash bonus amount for each executive officer in the event that all corporate and, in the case of each executive officer other than our Chief Executive Officer, individual goals are achieved.  Our Chief Executive Officer’s incentive cash bonus is based entirely upon the achievement of corporate goals.  Incentive cash bonuses for each other executive officer are based 80% on the achievement of corporate goals and 20% on the achievement of individual goals.  Actual incentive cash bonuses paid are solely at the discretion of the Compensation Committee and are based upon the Compensation Committee’s determination of corporate and, as applicable, individual goals actually achieved. Based on that determination, on February 5, 2009, the Compensation Committee approved 2008 incentive cash bonuses to each executive officer.  Our policy is that an employee must be actively employed to receive payout of an incentive cash bonus.  For 2008, the incentive cash bonuses approved for each executive officer were as follows:

Name	2008 Bonus
Kent Snyder	$195,408
Mark J. Zoller, Ph.D.	$90,675
John Poyhonen	$89,304
Sharon Wicker	$87,540
David Berger	$63,989

2009 Executive Bonus Plan

On February 5, 2009, the Compensation Committee approved our 2009 Executive Bonus Plan, a summary of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On February 5, 2009, based upon the recommendation of our Compensation Committee, our Board of Directors approved a special stock option award of 11,300 stock options for each of our non-employee directors.  The stock option awards are intended to supplement the annual stock option awards contemplated by our non-employee director compensation policy. The purpose of the special stock option grant is to provide additional long-term retention incentive for the continuation of service of our non-employee directors.  Accordingly, subject to the optionholder’s continued service to us, the share vest monthly over a three year vesting period.

The stock options for non-employee directors described above (i) were granted effective as of February 16, 2009 pursuant to our 2004 Equity Incentive Plan, (ii) terminate ten years after February 16, 2009 or earlier in the event the optionholder’s service to us is terminated and (iii) have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Stock Market on February 13, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Summary Description of Senomyx, Inc. 2009 Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID BERGER
David Berger
Vice President, General Counsel and Corporate Secretary

Date: February 9, 2009